EXHIBIT 99.4
NOTICE TO BROKER DEALERS
Reynolds American Inc.
Offer to Exchange Up to the Aggregate Principal Amounts of the Series of Old Notes Issued by Reynolds American Inc. Shown Below For Newly Issued Series of Notes of Reynolds American Inc. Which Have Been Registered Under the Securities Act of 1933

Aggregate
Principal
Amount	Series of Old Notes	Old Notes CUSIP Nos.	Series of New Notes	Maturity Date

$625,000,000	7.250% Senior Secured Notes due 2013	761713 AA 4 U8001F AA 3	7.250% Senior Secured Notes due 2013	June 1, 2013
$775,000,000	7.625% Senior Secured Notes due 2016	761713 AB 2 U8001F AB 1	7.625% Senior Secured Notes due 2016	June 1, 2016
$250,000,000	7.750% Senior Secured Notes due 2018	761713 AC 0 U8001F AC 9	7.750% Senior Secured Notes due 2018	June 1, 2018
$236,449,000	6.500% Senior Secured Notes due 2007	761713 AG 1 U8001F AD 7	6.500% Senior Secured Notes due 2007	June 1, 2007
$185,731,000	7.875% Senior Secured Notes due 2009	761713 AJ 5 U8001F AE 5	7.875% Senior Secured Notes due 2009	May 15, 2009
$299,265,000	6.500% Senior Secured Notes due 2010	761713 AL 0 U8001F AF 2	6.500% Senior Secured Notes due 2010	July 15, 2010
$367,927,000	7.250% Senior Secured Notes due 2012	761713 AN 6 U8001F AG 0	7.250% Senior Secured Notes due 2012	June 1, 2012
$199,445,000	7.300% Senior Secured Notes due 2015	761713 AQ 9 U8001F AH 8	7.300% Senior Secured Notes due 2015	July 15, 2015
                    , 2006
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
     Enclosed for your consideration is a Prospectus, dated                   , 2006 (as the same may be amended or supplemented from time to time, the “Prospectus”) and a form of Letter of Transmittal (the “Letter of Transmittal”) relating to the offer by Reynolds American Inc. (the “Company”) and R. J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company, Conwood Holdings, Inc., Santa Fe Natural Tobacco Company, Inc., Lane, Limited, RJR Acquisition Corp., FHS, Inc., R. J. Reynolds Tobacco Co., GMB, Inc. Conwood Company, LLC, Conwood Sales Co., LLC, Scott Tobacco LLC, RJR Packaging, LLC, R. J. Reynolds Global Products, Inc. and Rosswil LLC (together with the Company, the “Issuers”) to exchange up to the aggregate principal amounts of each series of old notes of the Company (the “Old Notes”) listed in the table above for the newly issued series of notes issued by the Company (the “New Notes”), which have been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement of which the Prospectus is a part, upon the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal (which together constitute the “Exchange Offer”). As set forth in the Prospectus, the terms of the New Notes are identical in all material respects to those of the Old Notes, except for transfer restrictions, registration rights and rights to additional interest that do not apply to the New Notes. Old Notes may only be tendered in minimum denominations of $2,000 and in integral multiples of $1,000.
     We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own name. The Issuers will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of the Old Notes pursuant to the Exchange Offer. You will, however, be reimbursed by the Issuers for customary mailing and handling expenses incurred by you for forwarding any of the enclosed materials to your clients. Holders who tender their Old Notes for exchange will not be required to pay any transfer taxes, except that holders who instruct the Issuers to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, will be responsible for paying any applicable transfer tax.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. the Prospectus, dated , 2006;

2. a Letter of Transmittal for your use in the exchange of Old Notes and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to exchange the Old Notes;

3. a form of letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such client’s instructions with regard to the Exchange Offer;

4. a Notice of Guaranteed Delivery; and

5. a return envelope addressed to The Bank of New York Trust Company, N.A., Exchange Agent.
      Your prompt attention is requested. We urge you to contact your clients as promptly as possible. Please note the Exchange Offer will expire at 5:00 p.m., New York City time, on                               , 2006, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold Old Notes registered in your name or your nominee as quickly as possible.
      In most cases, exchanges of Old Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Old Notes, (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.
      If holders of Old Notes wish to tender, but it is impracticable for them to forward their certificates for Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be made according to the guaranteed delivery procedures set forth in the Prospectus under the caption “The Exchange Offer — Guaranteed Delivery Procedures.”
      The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.
      Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent at its address set forth in the Prospectus.

      Nothing contained herein or in the enclosed documents shall cause you or any other person to be deemed to be the agent of the Issuers, or any affiliate thereof, or of the Exchange Agent, or any affiliate thereof, or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Exchange Offer other than the enclosed documents and the statements contained therein.

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